UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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USA MOBILITY, INC.
(Name of Registrant as Specified in its Charter)

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6850 Versar Center, Suite 420

Springfield, Virginia 22151-4148

(800) 611-8488

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On July 23, 2013

To the stockholders of USA Mobility, Inc.:

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of USA Mobility, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, July 23, 2013, at 9:00 a.m., local time, at The Westin Alexandria, 400 Courthouse Square, Bell Room, Alexandria, Virginia 22314, for the following purposes:

1.	To elect seven directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified;
2.	To consider and vote upon the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2013;
3.	To consider the advisory vote to approve named executive officer compensation (“Say On Pay”); and
4.	To transact such other business as may properly come before the Annual Meeting and at any adjournment(s) or postponement(s) thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.

Your Board of Directors has fixed May 28, 2013 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. Consequently, only holders of our common stock of record on our transfer books at the close of trading of our common stock on the NASDAQ National Market System® on May 28, 2013 will be entitled to notice of and to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 23, 2013

Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2012 (the “Annual Report”) will be available at http://www.envisionreports.com/usmo on or before June 10, 2013 or upon request. Financial and other information about our Company is contained in the Annual Report.

You are cordially invited to attend the Annual Meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend the Annual Meeting in person, we urge you to submit your proxy or voting instructions by telephone or over the Internet. If you choose to attend the Annual Meeting, you may then vote in person if you so desire, even though you may have executed a proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. Please note that if you choose to attend the Annual Meeting and you hold shares of our common stock through a brokerage account, you must bring a recent account statement reflecting ownership of our common stock to be admitted to the Annual Meeting.

By Order of the Board of Directors,

Royce Yudkoff

Chair of the Board of Directors

April 29, 2013

Springfield, Virginia

6850 Versar Center, Suite 420

Springfield, Virginia 22151-4148

(800) 611-8488

PROXY STATEMENT

The Board of Directors (the “Board”) of USA Mobility, Inc., a Delaware corporation (“USA Mobility” or the “Company”), is soliciting your proxy. Your proxy will be voted at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on July 23, 2013, at 9:00 a.m., local time, at The Westin Alexandria, 400 Courthouse Square, Bell Room, Alexandria, Virginia 22314, and at any adjournment(s) or postponement(s) thereof. The Proxy Statement, proxy card and our Annual Report to Stockholders for the year ended December 31, 2012 will be available on or before June 10, 2013, upon request, to holders of record of our common stock, par value $0.0001 per share (the “common stock”), as of May 28, 2013.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on our transfer books at the close of trading of our common stock on the NASDAQ National Market System® on May 28, 2013 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on April 23, 2013, our outstanding voting securities consisted of 21,644,658 shares of common stock.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Methods of Voting

You may VOTE:

•	by marking, signing, dating and returning a proxy card;

•

via the Internet by following the voting instructions on the proxy card or the voting instructions provided by your broker, bank or other holder of record of shares of common stock. Internet voting procedures are designed to authenticate your identity, allow you to vote your shares, and confirm that your instructions have been properly recorded. If you submit your vote by Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies;

•	by telephone by following the voting instructions on the proxy card or the voting instructions provided by your broker, bank, or holder of record of shares of common stock; or

•	in person by attending the Annual Meeting. We will distribute written ballots to any stockholder who wishes to vote in person at the Annual Meeting.

If your shares are held in street name, your broker, bank, or other holder of record will include a voting instruction form with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on such form. Please return your voting instruction form to your broker, bank, or other holder of record to ensure that a proxy card is voted on your behalf.

Quorum and Vote Required

Votes cast by proxy or in person at the Annual Meeting will be tabulated by our transfer agent who is also serving as Inspector of Election (the “Inspector”). The Inspector will also determine whether or not a quorum is present. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies. Except with respect to the election of directors and in certain other specific circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under our Bylaws for approval of proposals presented to stockholders. In general, our Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote, other than the election of directors. Broker non-votes (shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are included in determining the presence of a quorum.

Delivery of Documents to Security Holders Sharing an Address

The rules of the U.S. Securities and Exchange Commission (the “SEC”) permit us to deliver a single Notice of Internet Availability or set of Annual Meeting materials to one address shared by two or more of our stockholders. We have delivered only one Proxy Statement and Annual Report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Proxy Statement or Annual Report, contact USA Mobility, Inc., Attn: Investor Relations, 6850 Versar Center, Suite 420, Springfield, Virginia 22151-4148. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability, proxy statements and annual reports for your household, please contact Sharon Woods Keisling at (800) 611-8488 or at the above address.

PROXIES AND REVOCATION

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting, and at any adjournments, continuations or postponements thereof, in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	Delivering written notice of revocation to the Company, Attention: Sharon Woods Keisling, Secretary and Treasurer (“Secretary”);

•	Delivering a duly executed proxy bearing a later date to the Company; or

•	Attending the Annual Meeting and voting in person.

Any proxy which is returned using the form of proxy and which is not marked as to a particular item will be voted “FOR” the election of directors; “FOR” ratification of the appointment of the independent registered public accounting firm; “FOR” the advisory vote to approve named executive officer (“NEO”) compensation and as the proxy holder deems advisable on other matters that may come before the Annual Meeting, as the case may be, with respect to the items not marked. We do not expect that any matter other than the proposals presented in this Proxy Statement will be brought before the Annual Meeting. If a broker indicates on the proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. We believe that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in the State of Delaware concerning voting of shares and determination of a quorum.

PROXY SOLICITATION

The entire cost of soliciting proxies from our stockholders will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, executives and regular employees, without additional compensation, personally or by telephone. We have retained Georgeson Inc. (a subsidiary of Computershare Limited) to solicit proxies from brokerage firms, banks and institutional holders. Total fees relating to services provided for the proxy solicitation will be approximately $18,000.

ADJOURNMENTS

If a quorum is not present at the Annual Meeting, it may be adjourned from time to time upon the approval of the holders of shares representing a majority of the votes present in person or by proxy at the Annual Meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting, which might have been transacted at the Annual Meeting originally noticed. If the adjournment is for more than 30 days, or, if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. We do not currently intend to seek an adjournment of the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Below are seven directors to be elected at the Annual Meeting to serve until their respective successors are elected or appointed and qualified. Nominees for election to the Board shall be approved by a plurality of the votes properly cast by holders of the common stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with our Bylaws. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

Set forth below is certain information, as of April 23, 2013, for each person nominated to the Board:

Royce Yudkoff, age 57, became a director and the Chair of the Board in November 2004. He is also a member of the Compensation Committee of the Board (“Compensation Committee”). Prior to the merger of Metrocall Holdings, Inc. (“Metrocall”) and Arch Wireless, Inc. (“Arch”) in November 2004, Mr. Yudkoff had been a director of Metrocall since April 1997, and had served as the Chair of its Board since February 2003. Since 1989, Mr. Yudkoff has been a Managing Partner of ABRY Partners, LLC, a private equity investment firm, which focuses exclusively on the media and communications sector. Mr. Yudkoff currently serves on the Board of ABRY Partners, LLC; Talent Partners and Nexstar Broadcasting Group, Inc. Mr. Yudkoff served on the Board of Muzak Holdings LLC from 2002 to 2009. Mr. Yudkoff has been involved with the paging industry as a director since 1997 and a director of the Company since November 2004. Mr. Yudkoff has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, Mr. Yudkoff has experience in the media and communication sectors that can be applied to our operations. Mr. Yudkoff has the requisite qualifications to continue as a director.

Nicholas A. Gallopo, age 80, became a director of the Company in November 2004. He is the Chair of the Audit Committee of the Board (“Audit Committee”). Prior to the merger of Metrocall and Arch, Mr. Gallopo had been a director of Metrocall since October 2002. Mr. Gallopo is a consultant and formerly licensed Certified Public Accountant. He retired as a partner of Arthur Andersen LLP in 1995 after 31 years with the firm. He had also served as a director of Newman Drug Company from 1995 to 1998, a director of Wyant Corporation, formerly Hosposable Products, Inc., from 1995 to 2001 where he also served as Chair of the Audit Committee, and a director of Bridge Information Systems, Inc. from 2000 to 2002. Mr. Gallopo has been involved with the paging industry as a director since 2002 and a director of the Company since November 2004. Mr. Gallopo has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, as a retired partner of Arthur Andersen LLP, Mr. Gallopo has experience in financial accounting and auditing matters. Mr. Gallopo has the requisite qualifications to continue as a director.

N. Blair Butterfield, age 56, is standing for election to the Board as a director. Since 2012, Mr. Butterfield has been the President of VitalHealth Software, North America which offers the industry’s leading cloud-based eHealth application development platform with solutions for collaborative care as well as Office of the National Coordinator certified electronic health records for specialty practices. Mr. Butterfield is a senior health information technology (“IT”) executive and eHealth expert with over twenty years of global experience in new market and business development, general management, government initiatives, sales management, and strategic marketing. He has also served as Vice President (“VP”), International Development for eHealth at GE Healthcare from 2006 to 2011. Mr. Butterfield is also on the board of All Clear Diagnostics, LLC. Previously, Mr. Butterfield served on the Board of the California Institute of Computer Assisted Surgery (CICAS) from 2011 to 2013, the eHealth Initiative and Foundation from 2008 to 2010, and VistA Software Alliance from 2006 to 2008. Mr. Butterfield has extensive experience in the software industry that can be applied to our operations in such market segments as health information exchange (HIE), electronic medical records (EMR), medical imaging, standards-based interoperability, and clinical informatics. Mr. Butterfield has the requisite qualifications to be elected as a director.

Vincent D. Kelly, age 53, became a director, President and Chief Executive Officer (“CEO”) of the Company in November 2004 when USA Mobility was formed through the merger of Metrocall and Arch. Prior to the merger of Metrocall and Arch, Mr. Kelly was President and CEO of Metrocall since February 2003. Prior to this appointment, he had also served at various times as the Chief Operating Officer (“COO”), Chief Financial Officer (“CFO”), and Executive Vice President (“EVP”) of Metrocall. He served as the Treasurer of Metrocall from August 1995 to February 2003, and served as a director of Metrocall from 1990 to 1996 and from May 2003 to November 2004. Mr. Kelly also serves as the President, CEO and director for all of our subsidiaries, except for GTES, LLC, an indirect wholly-owned subsidiary, for which Mr. Kelly is only a director and except for Amcom Software, Inc. (“Amcom”) for which Mr. Kelly is the CEO and director. Mr. Kelly is a member of the Board of Tellabs, Inc. where he also serves on the Audit Committee. Mr. Kelly has been involved with the wireless and telecommunications industry for over 25 years and a director and CEO of the Company since November 2004. Mr. Kelly has the requisite qualifications to continue as a director.

Brian O’Reilly, age 53, became a director of the Company in November 2004. He is a member of the Nominating and Governance Committee of the Board (“Nomination and Governance Committee”) and is the Chair of the Compensation Committee. Prior to the merger of Metrocall and Arch, Mr. O’Reilly had been a director of Metrocall since October 2002. He was with Toronto-Dominion Bank for 16 years, from 1986 to 2002. From 1986 to 1996, Mr. O’Reilly served as the Managing Director of Toronto-Dominion Bank’s Loan Syndication Group, focused on the underwriting of media and telecommunications loans. From 1996 to 2002, he served as the Managing Director of Toronto-Dominion Bank’s Media, Telecom and Technology Group with primary responsibility for investment banking in the wireless and emerging telecommunications sectors. Mr. O’Reilly has been involved with the paging industry as a director since 2002 and a director of the Company since November 2004. Mr. O’Reilly has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition Mr. O’Reilly has past experience in the underwriting of media and communication financing that can be applied to our operations. Mr. O’Reilly has the requisite qualifications to continue as a director.

Matthew Oristano, age 56, became a director of the Company in November 2004. He is a member of the Audit Committee and is Chair of the Nominating and Governance Committee. Prior to the merger of Metrocall and Arch, Mr. Oristano had been a director of Arch since 2002. Mr. Oristano has been the President, CEO and member of the Board of Alda Inc., an investment management company, since 1995. He has served as Chair of the Board and CEO of Reaction Biology Corporation, a contract biomedical research firm since March 2004. He has also been the VP and Treasurer of The Oristano Foundation since 1995 of which he was a member of the Board from 1995 to 2012. He has been a member of the Board of Crystalplex Corporation since 2004. Mr. Oristano has been involved with the paging industry as a director since 2002 and a director of the Company since November 2004. Mr. Oristano has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, Mr. Oristano has past experience in investment management and telecommunications company operations. Mr. Oristano has the requisite qualifications to continue as a director.

Samme L. Thompson, age 67, became a director of the Company in November 2004. He is a member of the Compensation Committee and the Audit Committee. Prior to the merger of Metrocall and Arch, Mr. Thompson had been a director of Arch since 2002. Mr. Thompson currently serves on the Boards of the following non-profit organizations: The Illinois Institute of Technology’s Knapp Entrepreneurial Center, Sheriff Meadow Conservation Trust, and the Partnership for Connected Illinois, Inc. Mr. Thompson is the owner and president of Telit Associates, Inc., a financial and strategic consulting firm. He joined Motorola, Inc. as VP of Corporate Strategy in July 1999 and retired from Motorola, Inc. as Senior Vice President (“SVP”) of Global Corporate Strategy and Corporate Business Development in March 2002. From June 2004 until August 2005, Mr. Thompson was a member of the Board of SpectraSite, Inc., which was the landlord of transmission tower sites used by our Company. Since August 2005, he has been a member of the Board of American Tower Corporation (“ATC”) (which merged with SpectraSite, Inc.), a landlord of transmission tower sites used by our Company. Due to his relationships with SpectraSite, Inc. and ATC, Mr. Thompson has recused himself from any decision by the Board on matters relating to SpectraSite, Inc., and has and will continue to recuse himself from any decision by the Board on matters relating to ATC (since the merger with SpectraSite, Inc.). Mr. Thompson has been involved with the paging industry as a director since 2002. Mr. Thompson has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, Mr. Thompson has past experience in corporate strategic and business development that can be applied to our current operations. Mr. Thompson has the requisite qualifications to continue as a director.

Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.

Recommendation of the Board:

The Board recommends a vote “FOR” the election of all director nominees named above.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2013. Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of the selection of Grant Thornton by the stockholders in order to give the stockholders a voice in the designation of our auditors. Notwithstanding the ratification of Grant Thornton by the stockholders, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of our Company and our stockholders.

If the stockholders do not ratify the appointment of Grant Thornton as our independent registered public accounting firm, the Audit Committee will consider the selection of another independent registered public accounting firm for 2013 and future years. A representative of Grant Thornton will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make a statement if the representative desires to do so.

Unless marked otherwise, proxies received will be voted “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2013.

Recommendation of the Audit Committee and Board:

The Audit Committee and the Board recommend a vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2013.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVED NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), enables our stockholders to an advisory vote to approve NEO compensation as disclosed in this Proxy Statement in accordance with the rules of the SEC. In 2011, the Board recommended that this advisory vote to approve NEO compensation be conducted annually and stockholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will hold an advisory vote to approve NEO compensation annually until the next vote to determine the frequency of such an advisory vote. Subsequent to the advisory vote reflected in this proposal, the next advisory vote to approve NEO compensation is expected to occur at our annual stockholder meeting in 2014.

Our executive compensation programs are designed to attract, motivate, and retain the NEOs, who are critical to the success of our Company. Under these programs, the NEOs are rewarded for the achievement of specific short-term and long-term performance objectives, corporate strategies, business objectives and the realization of increased stockholder value.

Our Compensation Committee continually reviews the compensation programs for the NEOs to ensure these programs achieve the desired goals of aligning the executive compensation structure with the stockholders’ interests and current market practices. Based on this philosophy, the Compensation Committee approved multi-year performance based long-term incentive plan (“LTIP”) awards, annual performance based short-term incentive plan (“STIP”) awards, eliminated a provision for a gross-up payment for the NEOs and expanded the CEO’s non-compete obligation to cover mission critical communications software. We request our stockholders to approve, on an advisory basis, the NEO compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis (“CD&A”) and the compensation tables. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of the stockholders and to the extent there is any significant vote against the NEOs compensation as disclosed in this Proxy Statement, they will consider the stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Unless marked otherwise, proxies received will be voted “FOR” the following advisory resolution:

“RESOLVED, that the stockholders of the Company approve the advisory resolution to approve NEO compensation, as described in the CD&A and in the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Recommendation of the Compensation Committee and the Board:

The Compensation Committee and the Board recommend a vote “FOR” the advisory vote to approve NEO compensation, pursuant to the compensation disclosure rules of the SEC, including the CD&A and the compensation tables.

Performance Graph

We began trading on the NASDAQ National Market® on November 17, 2004. The chart below compares the relative changes in the cumulative total return of our common stock for the period December 31, 2007 to December 31, 2012, against the cumulative total return of the NASDAQ Composite Index® and the NASDAQ Telecommunications Index® for the same period.

The chart below assumes that on December 31, 2007, $100 was invested in our common stock and in each of the indices. The comparisons assume that all cash distributions were reinvested. The chart indicates the dollar value of each hypothetical $100 investment based on the closing price as of the last trading day of each fiscal year from December 31, 2007 to December 31, 2012.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

Among USA Mobility, the NASDAQ Composite Index®, and the NASDAQ Telecommunications Index®

THE BOARD OF DIRECTORS AND COMMITTEES

The Board met seven times during 2012. All directors attended 100 percent of the total number of meetings held by the Board as well as any standing committees of the Board on which they serve. While we encourage all members of the Board to attend the Annual Meeting, there is no formal policy as to their attendance at the Annual Meeting. All directors attended the 2012 Annual Meeting held on May 16, 2012.

Stockholders’ Communications

We have not developed a formal process by which stockholders may communicate directly to the Board. We believe that an informal process, in which stockholder communications (or summaries thereof) are received by the Secretary for the Board’s attention and provided to the Board, has served the Board’s and the stockholders’ needs. All communications received are immediately communicated electronically to the Board or Committee Chairman where appropriate. Responses, if appropriate, to these communications may come from the Secretary or a Board member. Until other procedures are developed, any communications to the Board should be addressed to the Board and sent in care of our Secretary at the following address: USA Mobility, Inc., c/o Secretary, 6850 Versar Center, Suite 420, Springfield, Virginia 22151-4148.

Director Independence

The NASDAQ Stock Market LLC (“NASDAQ”) corporate governance rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. In assessing the independence of its members, the

Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with our Company. Based upon both detailed written submissions by members of the Board and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable NASDAQ corporate governance rules, the Board has determined for the year ended December 31, 2012 that all directors were independent, with the exception of Mr. Kelly, the CEO.

Leadership Structure

The Board has segregated the positions of Chair of the Board and CEO since the Company’s inception in 2004. The position of Chair of the Board has been filled by an independent director. The Board believes that segregation of these positions has allowed the CEO to focus on managing our day-to-day activities within the parameters established by the Board. The position of Chair of the Board provides leadership to the Board in establishing our overall strategic direction consistent with the input of other directors of the Board and management. The Board believes this structure has served the stockholders well by ensuring the development and implementation of our strategies in the wireless telecommunications and software industries.

Risk Oversight

Our primary risks consist of managing our businesses profitably within the environment of declining revenues and subscribers for our wireless business and successfully integrating and expanding our software business. In general the Board, as a whole and also at the Committee level, oversees our risk management activities. The Board annually reviews management’s long-term strategic plan and the resulting annual budget that results from that strategic planning process. Using that information the Compensation Committee establishes both the short-term and long-term compensation programs that include all executives of the Company (including the NEOs). These compensation programs are discussed and ratified by the Board. The compensation programs are designed to focus management on the performance metrics underlying our profitable business. See “CD&A – Compensation Policies and Practices that Present Material Risks” for additional information regarding risk management related to the Company’s compensation policies and procedures. The Board receives periodic updates from management on the status of our business and performance (including updates outside of the normal Board meetings). Finally, as noted below, the Board is assisted by the Audit Committee in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Thus, in performing its risk oversight the Board establishes the performance metrics, monitors on a timely basis the achievement of those performance metrics, and oversees the mechanisms that report those performance metrics.

Committees

During 2012 the Board had a standing Nominating and Governance Committee, Compensation Committee and Audit Committee as represented in the following table:

Board of Directors	Nominating and Governance Committee	Compensation Committee	Audit Committee
Royce Yudkoff (Chair)	M	M
Nicholas A. Gallopo			C
Christopher D. Heim
Vincent D. Kelly
Brian O’Reilly	M	C
Matthew Oristano	C		M
Samme L. Thompson		M	M

C = Chair
M = Member

Nominating and Governance Committee

As of December 31, 2012 the members of the Nominating and Governance Committee consisted of Messrs. Oristano, O’Reilly and Yudkoff, each of whom was an independent director as the term is defined in the NASDAQ rules. Mr. Oristano served as the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee met once in 2012 and took no action by unanimous written consent in lieu of a meeting. The Board has adopted a charter governing the activities of the Nominating and Governance Committee, which may be viewed online on our website at http://www.usamobility.com/about_us/investor_relations/. Pursuant to its charter, the Nominating and Governance Committee’s tasks include identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each Annual Meeting of Stockholders, recommending director nominees for election at such meeting, making recommendations to the Board concerning the size and composition of the Board, conducting succession planning regarding the CEO and other senior executive positions in the Company and leading the Board in its annual review of Board performance. The Nominating and Governance Committee may also develop and recommend to the Board corporate governance principles applicable to our Company.

The Nominating and Governance Committee considers Board candidates based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, and any other factors appropriate in the context of an assessment of the Nominating and Governance Committee’s understood needs of the Board at that time. In addition, the Nominating and Governance Committee considers whether the individual satisfies criteria for independence, as may be required by applicable regulations, and personal integrity and judgment. Accordingly, the Board seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to our Company. As a candidate for director of the Board, Mr. Butterfield was evaluated by the Nominating and Governance Committee. Based on the criteria discussed above, Mr. Butterfield was recommended to stand for election as director.

The Nominating and Governance Committee does not have a formal policy with respect to diversity, but as part of its review of Board candidates, the Committee considers diversity in the context of age, business experience, knowledge and perspective from other industries or business disciplines such as investment banking, manufacturing, professional services or consulting among others. This consideration is included as part of the overall decision on the candidates for the Board.

The Nominating and Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification and assessment of director candidates. In 2012, the Nominating and Governance Committee retained services from a third party search firm who identified and evaluated potential director nominees.

The Nominating and Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. We have not adopted a formal process because we believe that an informal consideration process has served stockholders well. The Nominating and Governance Committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for the Nominating and Governance Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Governance Committee, in care of our Secretary, at least six months before the next Annual Meeting of Stockholders to ensure time for meaningful consideration by the Nominating and Governance Committee. The policy for nominating directors is the same regardless if the nominees are submitted to the Nominating and Governance Committee by stockholders or if the nominees are recommended by the Company or the Board. See also “Stockholder Proposals” for Bylaw requirements for nominations.

Except for Mr. Butterfield, all of the nominees for directors being voted upon at the Annual Meeting are directors standing for re-election. Mr. Butterfield was recommended by a third party search firm for consideration by the Nominating and Governance Committee. Upon the recommendation of the Nominating and Governance Committee, Mr. Butterfield is standing for election to the Board as a director.

Compensation Committee

As of December 31, 2012, the members of the Compensation Committee consisted of Messrs. O’Reilly, Thompson and Yudkoff, each of whom was an independent director as the term is defined in the NASDAQ rules. Mr. O’Reilly served as the Chair of the Compensation Committee. The Compensation Committee shall ensure that the Company’s compensation programs are designed to encourage high performance, promote accountability and ensure that employee interests are aligned with the interests of our stockholders. The Compensation Committee met two times during 2012 and took no action by unanimous written consent in lieu of a meeting.

The Board has adopted a charter setting forth the structure, authority and responsibilities of the Compensation Committee, which may be viewed online on our website at http://www.usamobility.com/about_us/investor_relations/. Under its charter, the responsibilities of the Compensation Committee include reviewing our compensation philosophy and administering our incentive compensation and equity-based plans; approving all compensation for the CEO’s direct reports who also serve as our executive officers and making recommendations for Board approval of proposed employment agreements, severance or retirement arrangements, and/or change in control agreements for such executives as recommended by the CEO; evaluating and approving all executive compensation programs, including adoption or amendment to incentive compensation and equity-based awards; and evaluating the performance of the CEO and recommending for Board approval the compensation based on such evaluation consistent with the CEO’s existing employment agreement. The Compensation Committee also recommends for Board approval the total compensation for non-executive directors. The Compensation Committee has the sole authority to retain, and/or replace, as needed, any independent counsel, compensation and benefits consultants and other outside experts as the Compensation Committee believes to be necessary.

Audit Committee

As of December 31, 2012 the Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consisted of Messrs. Gallopo, Oristano, and Thompson, each of whom was an independent director as the term is defined in the NASDAQ rules. The Board has determined that Mr. Gallopo, who is the Audit Committee Chair, is an “audit committee financial expert,” as that term is defined in the Exchange Act. The Audit Committee met four times during 2012 and took no action by unanimous written consent in lieu of a meeting. The Board has adopted a charter setting forth the structure, powers and responsibilities of the Audit Committee, which may be viewed online on the Company’s website at http://www.usamobility.com/about_us/investor_relations/. Under its charter, the responsibilities of the Audit Committee include approving the appointment, compensation, retention and oversight of our independent registered public accounting firm; reviewing the plans and results of the audit engagement with the independent registered public accounting firm; reviewing our critical accounting policies, the Annual and Quarterly reports on Forms 10-K and 10-Q, respectively, and the earnings releases; reviewing the adequacy of our internal controls over financial reporting; overseeing our ethics program; and reviewing the policies and procedures regarding executives’ expense accounts.

As described under the heading “Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm,” the Audit Committee has appointed Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2013 and is seeking ratification of the appointment at the Annual Meeting.

FEES AND SERVICES

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes fees billed to us through April 23, 2013 by Grant Thornton relating to services provided for the periods stated.

Grant Thorton LLP	For the Year Ended December 31,
	2012 ($)	2011 ($)
Audit Fees(a)	2,027,927	1,364,067
Audit-Related Fees(b)	28,194	364,623
Tax Fees(c)	-	-
All Other Fees(d)	19,141	215,503

Total	2,075,262	1,944,193

(a)

The audit fees (including out-of-pocket expenses) for the years ended December 31, 2012 and 2011 were for professional services rendered during the audits of our consolidated financial statements and our internal control over financial reporting, for reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and for reviews of other filings made by us with the SEC. The audit fees for 2012 included professional services rendered in connection with the restatement of the 2011 interim and annual financial statements included in our Annual Report Form-10K for the year ended December 31, 2012 (the “2012 Form 10-K”).

(b)

Audit-related fees that were paid to our independent registered public accounting firm related primarily to the purchase accounting review associated with the acquisition of IMCO Technologies Corporation in May 2012 and the acquisition of Amcom in March 2011.

(c)	Tax fees consisted of tax compliance, tax advice and tax planning services. No tax fees were paid to our independent registered public accounting firm in 2012 or 2011.

(d)

All other fees that were paid to our independent registered public accounting firm in 2012 related to the review of SEC comment letters and fees paid in 2011 related to due diligence associated with the Amcom acquisition in March 2011.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or types of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee may also delegate to one or more of its members the authority to approve any audit or non-audit services to be provided by the independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported at the next Audit Committee meeting.

All audit fees in 2012 and 2011 were approved by the Audit Committee pursuant to our pre-approval policy.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The Audit Committee oversees our financial reporting process on behalf of the Board.

Management is responsible for the preparation of our financial statements and the financial reporting process, including the system of internal controls. Grant Thornton (the “auditor”) is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and on the effectiveness of our internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee reviewed and discussed with management and the auditor the audited financial statements that were included in our 2012 Form 10-K.

The Audit Committee discussed with the auditor the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. In addition, the Audit Committee discussed with the auditor the auditor’s independence from the Company and its management and received the written disclosures and letter from the auditor as required by the applicable requirements of the PCAOB regarding the auditor’s communications with the Audit Committee concerning independence.

Based on the foregoing, the Audit Committee recommended to the Board and the Board approved the inclusion of our audited financial statements in the 2012 Form 10-K for filing with SEC.

Audit Committee:

Nicholas A. Gallopo

Matthew Oristano

Samme L. Thompson

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act (together, the “Acts”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Acts.

DIRECTOR COMPENSATION

On August 1, 2007, for periods of service beginning on July 1, 2007, the Board approved that, in lieu of restricted stock units (“RSUs”), each non-executive director will be granted in arrears on the first business day following the quarter of service, restricted shares of common stock (“restricted stock”) under the 2004 USA Mobility Equity Incentive Award Plan or the 2012 USA Mobility Equity Incentive Award Plan (“Equity Plan”) for their service on the Board and committees thereof. The restricted stock will be granted quarterly based upon the closing price per share of our common stock on the last trading day at the end of each quarter, such that each non-executive director will receive $40,000 per year of restricted stock ($50,000 for the Chair of the Audit Committee). The restricted stock will vest on the earlier of a change in control of the Company (as defined in the 2004 Equity Plan for restricted stock granted before May 16, 2012 or the 2012 Equity Plan for grants on or after May 16, 2012) or one year from the date of grant, provided, in each case, that the non-executive director maintains continuous service on the Board. Future cash dividends related to the restricted stock will be set aside and paid in cash to each non-executive director on the date the restricted stock vests. In addition to the quarterly restricted stock grants, the non-executive directors will be entitled to cash compensation of $40,000 per year ($50,000 for the Chair of the Audit Committee), also payable quarterly. These sums are payable, at the election of the non-executive director, in the form of cash, shares of common stock, or any combination thereof.

Effective August 31, 2005, all directors are required to own and hold a minimum of 1,500 shares of our common stock for a period of 18 months. These shares could be shares that were already owned, shares that were acquired by the director, or restricted stock that were paid to the director for service on the Board and committees thereof. At April 23, 2013 all directors met the minimum ownership requirement.

The non-executive directors are reimbursed for any reasonable out-of-pocket Board related expenses incurred. There are no other annual fees paid to these non-executive directors. A director that is employed as an executive of our Company is not separately compensated for service as a director.

No change in director compensation has been planned for 2013.

We used the fair-value based method of accounting for the equity awards. The restricted stock will vest on the earlier of a change in control or one year from the date of grant and the fair value is amortized as compensation expense over a one-year period. The amounts shown below for restricted stock reflect the grant date fair value of the restricted stock issued quarterly to the non-executive directors based on the price per share of our common stock on the last trading day prior to the quarterly award date. The following table sets forth the compensation earned by the non-executive directors for the year ended December 31, 2012:

Director Compensation Table For 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Royce Yudkoff(a)	40,000	40,000	2,572	82,572
Nicholas A. Gallopo(b)	50,000	50,000	3,214	103,214
Christopher D. Heim(c)	20,000	10,000	-	30,000
Brian O’Reilly(a)	40,000	40,000	2,572	82,572
Matthew Oristano(a)	40,000	40,000	2,572	82,572
Samme L. Thompson(a)	40,000	40,000	2,572	82,572

(a)

Included in the column “All Other Compensation” for each of the non-executive directors is $2,572 of cash distributions paid to the non-executive directors in 2012 on vested restricted stock. On January 3, 2012, April 2, 2012, July 2, 2012 and October 1, 2012, 2,667 shares of restricted stock vested for each of the non-executive directors from the quarterly grants issued to each of the non-executive directors in 2011. As of December 31, 2012, Messrs. Yudkoff, O’Reilly, Oristano and Thompson each has 3,059 shares of restricted stock outstanding with a fair market value of $35,729 based on the closing price per share of our common stock on December 31, 2012 of $11.68. On January 2, 2013, we awarded Messrs. Yudkoff, O’Reilly, Oristano and Thompson each 856 shares of restricted stock for services performed during the fourth quarter of 2012 based on the closing price of our common stock on December 31, 2012 of $11.68. The restricted stock will vest on the earlier of a change in control or one year from the date of issuance and the fair value is amortized as compensation expense over a one-year period. On January 2, 2013, 721 shares of restricted stock vested for each of the non-executive directors from the grant issued on January 3, 2012 and the related cash distributions of $541 on the vested restricted stock were paid to each of the non-executive directors.

(b)

Included in the column “All Other Compensation” for Mr. Gallopo, the Audit Committee Chair, is $3,214 of cash distributions paid in 2012 on vested restricted stock. On January 3, 2012, April 2, 2012, July 2, 2012 and October 1, 2012, 3,332 shares of restricted stock vested from the quarterly grants issued to Mr. Gallopo in 2011. As of December 31, 2012, Mr. Gallopo has 3,823 shares of restricted stock outstanding with a fair market value of $44,653 based on the closing price per share of our common stock on December 31, 2012 of $11.68. On January 2, 2013, we awarded Mr. Gallopo 1,070 shares of restricted stock for services performed during the fourth quarter of 2012 based on the closing price of our common stock on December 31, 2012 of $11.68. The restricted stock will vest on the earlier of a change in control or one year from the date of issuance and the fair value is amortized as compensation expense over a one-year period. Also on January 2, 2013, 901 shares of restricted stock vested from the grant issued to Mr. Gallopo on January 3, 2012 and the related cash distributions of $676 on the vested restricted stock were paid to Mr. Gallopo.

(c)

As of December 31, 2012, Mr. Heim has 842 shares of restricted stock outstanding with a fair market value of $9,835 based on the closing price per share of our common stock on December 31, 2012 of $11.68. On January 2, 2013, we awarded Mr. Heim 856 shares of restricted stock for services performed during the fourth quarter of 2012 based on the closing price of our common stock on December 31, 2012 of $11.68.

The restricted stock will vest on the earlier of a change in control or one year from the date of issuance and the fair value is amortized as compensation expense over a one-year period. All restricted stock held by Mr. Heim will be forfeited on July 23, 2013 as he is not running for re-election as a director of the Board.

EXECUTIVE OFFICERS

Our executive officers serve at the pleasure of the Board. Set forth below is biographical information for each of our executive officers who is not also a director as of April 23, 2013. Our CEO, Mr. Kelly is a director of the Company.

        Gary Ash, age 43, was appointed as COO of USA Mobility Wireless, Inc. (“Wireless”) in January 2013. Prior to his current position, Mr. Ash served as SVP of Sales from July 2007 to January 2013 and Regional Vice President (“RVP”) of the South Central Region from January 2005 to July 2007. Mr. Ash also held other positions in sales, operations and finance within the Company. Mr. Ash has over 17 years of experience in the wireless messaging and telecommunication industry.

Colin M. Balmforth, age 52, was appointed President of Amcom in September 2012. Prior to his current position, Mr. Balmforth was an officer at Lawson Software, Inc. and held various positions from 2008 through 2011 such as Group EVP, EVP of General Industries and SVP of Global Support and Maintenance. Prior to Lawson Software, Mr. Balmforth held senior leadership roles at PeopleSoft, Inc., Intelliden, Inc. Conexus Partners LLC, and Computervision/PTC Europe. Mr. Balmforth has over 20 years of experience in the software industry.

Katherine S. Bolseth, age 39, was appointed COO of Amcom in July 2012. Prior to her current position, Ms. Bolseth was VP, Product Development since 2008. Prior to joining our Company, Ms. Bolseth served as EVP, Engineering and Product Development of Wireless Ronin Technologies, Inc. from February 2008 through December 2008 and held various management positions at HighJump Software, Inc. from 1996 to 2008.

James H. Boso, age 65, was appointed President of Wireless in September 2012. Prior to his current position, Mr. Boso served as EVP of Sales and Marketing from July 2007 to September 2012, EVP of Sales from October 2005 to July 2007 and was named Division President of the Western Sales Division in November 2004 with the merger of Arch and Metrocall. He was RVP for the Central Sales Region of Metrocall from July 1996 until November 2004. Mr. Boso has over 15 years in the wireless messaging industry and over 25 years in the telecommunications, broadcast and entertainment industries including serving as VP, Broadcast Division of Bass Brothers, SVP with Storer Communications, Inc. and the CEO of Spectravision, Inc.

Bonnie K. Culp-Fingerhut (“Ms. Culp”), age 61, was appointed EVP of Human Resources and Administration (“EVP, HR & Administration”) in October 2007. Ms. Culp was named SVP of Human Resources and Administration in November 2004 with the merger of Arch and Metrocall. She was SVP of Human Resources and Administration of Metrocall from November 1998 until November 2004. Ms. Culp has more than 25 years of experience in the human resources field with over 15 years in the wireless messaging industry.

Lynn M. Danko, age 44, was appointed CFO of Amcom in October 2012. Prior to her current position, Ms. Danko was VP of Financial Planning and Analysis at Lawson Software, Inc. from 2007 to 2011 and served as the Controller for a foreign business unit from 2006 to 2007. Prior to joining our Company, Ms. Danko held senior leadership roles at Nash Finch Company, Supervalu, Inc., and MoneyGram International. Ms. Danko was employed with KPMG LLP where she provided accounting both domestically and internationally, auditing and consulting services from 1991 to 1999.

Shawn E. Endsley, age 57, was appointed CFO of the Company and a director of Arch, a wholly owned subsidiary of the Company in September 2011. Before his appointment as CFO, Mr. Endsley had been our Controller and Chief Accounting Officer from May 2005. Metrocall, a predecessor to our Company, hired Mr. Endsley as corporate controller in June 2004. Prior to joining our Company, Mr. Endsley has over 20 years of experience in the telecommunications industry with financial or consulting positions at several publicly traded companies. These experiences included employment from 1989 to 1999 at Qwest Communications International Inc. and a predecessor company LCI International, Inc., both domestic telecommunications providers, as well as employment from 1999 to 2001 at Global TeleSystems, Inc., an international provider of communication services. Mr. Endsley provided consulting and forensic accounting support at a large telecommunications company from 2002 to 2004. Prior to his career in the telecommunications industry, Mr. Endsley was employed by a large international public accounting firm to provide accounting, auditing and consulting services to utility and communication companies in the United States.

Thomas G. Saine, age 50, was promoted to Chief Information Officer (“CIO”) effective August 2008. Prior to his current position, Mr. Saine was the Chief Technology Officer (“CTO”) since October 2007. In addition, since January 2008 Mr. Saine currently serves as the President of GTES, LLC, an indirect wholly-owned subsidiary of USA Mobility. Mr. Saine rejoined our Company in August 2007 as VP of Corporate Technical Operations. Previously, Mr. Saine had served our Company as VP, Technology and Integration from November 2003 through June 2005. Mr. Saine was an independent consultant from July 2005 through November 2005 and was a Program Manager and Director of Programs with Northrop Grumman Corporation from December 2005 through August 2007. Prior to Mr. Saine’s employment with our Company in 2003, Mr. Saine had served as VP, Network Services and CTO of Weblink Wireless, Inc. from 2001 through 2003. Mr. Saine has over 20 years of operations, engineering and technology management experience. Mr. Saine currently serves on the Board of GTES, Inc.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary

Despite a challenging economic environment throughout 2012, we delivered solid performance with a key objective to provide sustained, long-term increase in stockholder value. We achieved certain of the pre-established performance goals under our STIP for the wireless and software businesses. We also ended 2012 with record low annualized subscriber and revenue erosion for our wireless business and record high bookings and backlog for our software business. Highlights of our 2012 performance year included:

•	Ending cash balance of $61.0 million;

•	Revenues of $220.0 million;

•	Earnings before interest, taxes, depreciation, amortization, accretion and impairment (“EBITDA”) of $67.3 million;

•	Operating cash flow (“OCF”) as defined by the Company of $57.4 million;

•	Bookings of $61.3 million; and

•	Backlog of $40.6 million.

OCF and EBITDA are non-GAAP financial measures that we use as key elements in determining performance for purposes of our compensation programs. A reconciliation of OCF and EBITDA to the U.S. GAAP financial measure of operating income is provided on page 59 of our 2012 Form 10-K.

On May 16, 2012, 95.21 percent of the 15,434,667 shares voting approved the NEOs 2011 compensation. (The shares voting exclude 3,180,667 broker non-votes.) Based on the overwhelming approval for our Company’s approach to executive compensation the Compensation Committee made no significant changes to our approach for executive compensation in 2012 as outlined in this CD&A. Key compensation actions and decisions for our NEOs for 2012 included the following:

•

The Company engaged an independent compensation consultant to compare our compensation programs and levels to industry peer groups of comparable companies for wireless and software businesses. The peer group data indicated that our compensation programs for executives (including NEOs) were generally consistent with market practice in our peer groups;

•	We adopted a new 2012 Equity Plan reflecting current best practices in equity compensation, which will govern future awards to be granted to our NEOs;

•	We maintained the base salaries for all of our NEOs other than our CFO at their prior levels, without any “cost of living” or other increases;

•	We established an annual performance based 2012 STIP award covering our wireless and software businesses and paid awards to our NEOs at the levels earned under the 2012 STIP; and

•

We concluded a multi-year performance LTIP award cycle for our wireless business. We attained all of the established performance targets and therefore paid these long-term performance awards to our executives at their full target levels.

Compensation Objectives

For all of our executives, which include the NEOs, compensation is intended to be based on the performance of our operating businesses (wireless and software) as well as the Company as a whole as determined by the Compensation Committee and ratified by the Board. The Compensation Committee believes that compensation paid to executives should be closely aligned with the Company’s short-term and long-term performance; linked to specific, measurable results that create value for stockholders; and assist the Company in attracting and retaining key executives critical to long-term success.

In establishing compensation for executives, the Compensation Committee has the following objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	Achieve key strategic and financial performance measures by linking incentive award opportunities to attainment of performance goals in these areas; and

•

Focus executive performance on increasing the price of our common stock and maximizing stockholder value, as well as promoting retention of key staff, by providing a portion of total compensation opportunities in the form of direct ownership in our Company through RSUs that are payable in our common stock.

To meet these objectives the Compensation Committee also considers our strategic position in the wireless telecommunications industry and in the software industry. While we are the largest provider in the paging segment of this industry, we continued to experience attrition in our subscriber base and revenues as our customers have migrated to other wireless services. These changes require a continual focus on operational efficiency and cost reductions in the wireless business to maximize OCF and profitability. The impact of subscriber and revenue attrition has negatively impacted the price performance of our common stock since the formation of our Company in November 2004. Our software business is on a growth path and we will continue to invest in that business while leveraging the existing strengths of our wireless business to support that growth. Our software business requires investment in sales and marketing, product development and implementation, and customer support that drives revenue growth. The Compensation Committee considers our strategic position, requirement for continuing cost control in the wireless business due to the eroding revenue base and the challenge of effectively supporting software revenue growth without eroding our profitability objectives. The Compensation Committee also considers the limited number of experienced and knowledgeable paging and software industry executives as the Compensation Committee evaluates our performance-based compensation program.

In order to implement the performance-based compensation philosophy, our compensation program for executives for 2012 consisted primarily of the following elements:

Elements of Compensation	Non-Equity (Cash Based)	Equity
Base Salary	100%	-
2011 STIP(a)	100%	-
2009 LTIP	50%	50%

(a)

The CEO’s amended and restated employment agreement dated October 30, 2008 and further amended on March 16, 2011 specifies that his STIP compensation will be paid 50 percent in cash and 50 percent in the Company’s common stock.

Both the STIP and LTIP compensation are based on the measurable financial performance of the Company as determined by the Compensation Committee and ratified by the Board. In designing the STIP and LTIP compensation the Compensation Committee has considered the strategic position of our wireless business as the largest provider in a declining paging industry and our software business as a newly acquired company focused on growth. This consideration has resulted in the STIP compensation being exclusively cash based (except for the CEO as noted above). With respect to the 2009 LTIP compensation for wireless participants, we have designed this element to include both cash and equity components. To further tie compensation to performance, the LTIP compensation does not automatically award any amount of compensation unless the pre-established financial targets are achieved.

Compensation Policies and Risk Considerations

The Board through the Compensation Committee applies the same compensation policies and practices to all of our executives including the NEOs and designated key employees as approved by the Compensation Committee for inclusion in the LTIP. There are currently 14 executives and key employees in the wireless business and 21 executives and key employees in the software business covered by the LTIP. There are no materially significant incentive compensation policies or practices applicable to all other employees of the Company.

A key element of our compensation policies and practices is the STIP. In 2012, we had one set of STIP performance goals for both the wireless and software businesses. The STIP performance criteria were consolidated OCF, consolidated revenue, paging revenue and operations bookings. The STIP criteria were established to maximize our cash flow without unintentionally reducing the number of subscribers that ultimately drive revenue for wireless business. While the criteria upon which the STIP is based could incent our executives to reduce operating expenses and adversely impact customer retention, the other elements of the STIP incent customer retention and revenue growth. We believe that our compensation policies and practices are not likely to have a material adverse impact on our Company.

Adjustments and/or Recovery of Award Payments

While we do not currently have a policy regarding the adjustment and/or recovery of STIP and LTIP payments due to restatements of previously issued financial statements, our Compensation Committee and Board are monitoring current regulatory developments in this area and intend to adopt such a policy following the implementation of any requirements with respect to compensation recovery policies to ensure compliance with all applicable legal, regulatory and exchange listing requirements.

Determination of Compensation

The Compensation Committee determines and recommends the compensation awards available to our CEO consistent with the terms of the CEO’s employment agreement. It also evaluates and takes into account the CEO’s recommendations on the compensation levels for all other NEOs.

The CEO provides recommendations annually to the Compensation Committee regarding the compensation of all executives, excluding himself. The performance of all NEOs, including the CEO, is reviewed annually by the Compensation Committee. The Compensation Committee then evaluates and takes into account the CEO’s recommendations on compensation levels for all other NEOs. Annually, the Compensation Committee, without the presence of the CEO, recommends for Board approval the CEO’s incentive compensation consistent with terms of the CEO’s employment agreement. Also, consistent with the CEO’s current employment agreement discussed below, the Board may increase, but not decrease, the amounts of the CEO’s base salary.

Given our strategic position, the Compensation Committee believes that it is very important to retain the best talent in the senior executive management team. Actual compensation for each executive (including the NEOs) is ultimately driven by the performance of the executive over time, as well as the annual performance of the Company, based on performance goals established by the Compensation Committee. Each year, we may establish STIP and LTIP compensation for certain eligible employees, including the NEOs, based upon criteria approved by the Compensation Committee including value of the position to the organization, risk related to turnover, and total cash compensation compared to market survey data.

Relationships with Compensation Consultants

From time to time, the Compensation Committee engages independent compensation consultants to assist in the design of long-term compensation programs, which have typically had duration of four years, but does not rely on such advisors annually, as the Compensation Committee generally does not seek to make material changes to compensation levels during the duration of a long-term program. The Compensation Committee did not retain services from any compensation consultants in 2012.

The Company retained services from the Hay Group, compensation consultants, who were engaged by and reported directly to Company management with respect to compensation for our executives (including NEOs) in 2012. The Hay Group did not perform any other services for, or receive any other fees from, our Company or any of our subsidiaries other than in connection with our executive compensation consulting work in 2012. As required by Item 407(e)(3)(4) of Regulation S-K, we have considered certain factors relating to the Hay Group’s independence and have determined that its work has not given rise to any conflict of interest.

The Hay Group queried companies by the Global Industry Classification Standard (“GICS”) category and then identified and removed any outliers based upon the revenue category, market capitalization and growth. The Hay Group established a peer group for the wireless business, consisted of 21 companies in a similar industry with our wireless business and with comparable revenue and market capitalization. The peer group for the wireless business was comprised of the following companies: AboveNet Inc.,.Alaska Communications Systems Group, Inc., Arbinet Corporation, Broadview Networks Holdings, Inc., Cbeyond Inc., Cogent Communications, Inc. Consolidated Communications Holdings, Inc., Hawaiian Telcom Holdco, Inc., HickoryTech Corporation, Iridium Communications Inc., Deltacom, Inc. formerly known as ITC Deltacom Inc., Lumos Networks Corp, magicJack Vocaltec LTD, Neutral Tandem Inc. (a subsidiary of Inteliquent), NTELOS Holdings Corp, Otelco Inc., Premiere Global Services Inc., Shenandoah Telecommunication Company, SureWest Communications, Syniverse Holdings, Inc. and Vocera Communications, Inc.

The Hay Group also created a peer group for the software business based on comparable revenue and growth rate which consisted of the following 15 companies: Anaren, Inc., CalAmp Corp., Epocrates, Inc., Greenway Medical Technologies, Inc., HealthStream, Inc., iCAD Inc., Liveperson Inc., LogMeIn, Inc., Mediware Information Systems Inc., Meru Networks, Inc., Network Equipment Technologies, Inc., OPNET Technologies, Inc., Telular Corporation, Transcend Services, Inc., and Vocera Communications, Inc.

We consulted with the Hay Group to obtain general observations on our compensation programs and those of similar companies in our industry. The Hay Group provided general observations on our compensation programs and recommended specific amounts or forms of compensation for our executives (including the NEOs). The Hay Group gathered information for the NEOs from the most recent proxy statement available at that time for these companies. The information gathered from the peer groups indicated our compensation policies are generally consistent with our peer groups and no significant changes were necessary. The results of the Hay Group’s work was presented to the Compensation Committee and the Compensation Committee did not make any significant changes to our compensation policies in 2012 except for an increase to the CFO base salary, as discussed below.

Elements of Compensation

Base Salary

As discussed above, we provide our NEOs with a base salary. Each year we determine base salary increases based upon the performance of the NEOs as assessed by the Compensation Committee with consideration given to criteria such as (i) the incumbents’ salary levels in comparison to comparable positions in companies with similar characteristics such as revenue and growth, (ii) general economic conditions in the wireless and software industries, and (iii) the revenue characteristics of the segments. No formulaic base salary increases are provided to the NEOs, such as cost of living or contractual adjustments. No salary increases were provided to the NEOs in 2012 who are all tenured executives except for the CFO who received a base salary increase in order to bring his total compensation to a level consistent with comparable positions within the peer groups. No salary increases are expected for the NEOs in 2013.

All Other Compensation

Perquisites.    We provide a car to the CEO pursuant to his employment agreement and a car allowance to the President of Wireless.

Insurance Premiums.    We paid premium for basic life insurance at the value of the NEO’s annual salary to a maximum of $250,000.

Company Contribution to Defined Contribution Plans.— The USA Mobility, Inc. Savings and Retirement Plan (the “Plan”) is open to all USA Mobility employees working a minimum of twenty hours per week with at least thirty days of service. The Plan qualifies under Section 401(k) of the Internal Revenue Code (the “Code”). Under the Plan, participating employees may elect to voluntarily contribute a percentage of their qualifying compensation on a pretax or after-tax basis up to the annual maximum amounts established by the Code. The Company matches 50 percent of the employee’s contribution, up to 5 percent of each participant’s gross salary per pay period, or 50 percent of the employee’s annualized contribution up to $2,500, whichever is greater. There is a per-pay-period match on the 5 percent component and an end-of-year true up on the $2,500 component. Contributions made by the Company become fully vested three years from the date of the participant’s employment. Profit sharing contributions are discretionary. Effective January 1, 2012, the Amcom Software, Inc. 401(k) Plan was merged into the Plan, and all qualified Amcom employees are eligible to participate in the Plan. In 2012, 2011 and 2010, we made matching contributions in amounts equal to $29,506, $23,926 and $23,862, respectively, for the NEOs participating in the Plan as reflected in “All Other Compensation Table For 2012” underneath the “Summary Compensation Table for 2012”.

Other Employee Benefits.    We maintain broad-based benefits for all employees, including health, vision and dental insurance, disability insurance, paid time off and paid holidays. Executives (including NEOs) are eligible to participate in all of the employee benefit plans on the same basis as other employees with the exception of increased vacation accrual and eligibility for payout at time of termination.

Severance and Termination Arrangements.    We believe that providing severance to each of our executives (including NEOs) is an important retention tool and provides security to the executives with respect to their terms of employment. Each of our NEOs would be entitled to severance payments and benefits in the event of certain involuntary terminations of their employment, pursuant to employment and severance agreements that have been entered into with the Company. Our policies on severance are intended to provide fair and equitable compensation in the event of severance of employment. We did not pay or accrue any payments relating to termination for the NEOs for the year ended December 31, 2012.

2012 Short-Term Incentive Plan (STIP)

As discussed above, we structure our compensation program to reward executives based on the Company’s performance and the individual executive’s contribution to that performance. This allows executives to receive

STIP compensation in the event certain specified corporate performance goals are achieved. The Compensation Committee believes that the payment of the annual STIP compensation provides incentives necessary to retain executives and reward them for short-term Company performance based on our strategic position in the wireless telecommunications and software industries.

The Compensation Committee approved the 2012 STIP on December 1, 2011 effective for January 1, 2012 for both the wireless and software businesses. The 2012 STIP was comprised of a cash component that was based on a percentage of the participant’s 2012 base salary. The pre-established performance criteria for 2012 were based on OCF, consolidated revenue, paging revenue and operations bookings.

Straight-line interpolation is used to determine payouts for STIP awards when 1) the actual performance is between the threshold performance target and target performance level and 2) the actual performance is between the target performance level and the maximum performance target. There is no STIP payout if achievement is below the threshold performance target. Payments under the STIP are contingent upon continued employment, though pro rata payments will be made in the event of death or disability based on actual performance at the triggering event date relative to targeted performance measures for each program. Further, if an executive’s employment is involuntarily terminated (other than for cause), the executive will be eligible to receive a pro rata payment, subject to the execution of an appropriate release and other applicable and customary termination procedures.

The threshold, target and maximum performance goals for each component of the performance criteria and the payouts that would have been provided under the 2012 STIP in the event of performance at each applicable level are set forth in the following table.

Performance Criteria	Relative Weight	Threshold Payout Against Target	Threshold Performance Level ($ in thousands)	Target Payout	Target Performance Level ($ in thousands)	Maximum Payout Against Target	Maximum Performance Level ($ in thousands)
OCF	50%	75%	43,871	100%	54,839	125%	65,807
Consolidated Revenue	20%	75%	201,688	100%	224,098	125%	246,508
Paging Revenue	15%	70%	136,917	100%	152,130	130%	167,343
Operations Bookings	15%	70%	33,480	100%	37,200	130%	40,920

Total	100.0%	73.5%		100.0%		126.5%

In order to have a payout of above 100 percent for the 2012 STIP, each business is required to achieve at least 95 percent of the respective business’ OCF performance target. The following table shows the actual achievement of that OCF requirement:

Performance Criteria(a)	2012 OCF ($ in thousands)	Actual Performance Against OCF Target
Wireless Business(a)	$54,770	128.8%
Software Business(a)	$2,583	21.0%

(a)	OCF is calculated as operating income plus depreciation, amortization, accretion and impairment less purchase of property and equipment (all determined in accordance with U.S. GAAP).

The amounts paid under the Company’s 2012 STIP program were determined based upon actual achievement of the following performance criteria:

Performance Criteria(a)	Relative Weight	Actual Performance ($ in thousands)	Actual Payout	Weighted Payout
OCF(b)	50%	57,353	106.9%	53.4%
Consolidated Revenue	20%	219,696	91.8%	18.4%
Paging Revenue	15%	159,737	120.0%	18.0%
Operations Bookings	15%	33,191	0.0%	0.0%

Total	100.0%			89.8%

(a)

The Compensation Committee selected the performance criteria as key measures in determining stockholder value. The relative weight assigned to each performance measure reflects the judgment of the Compensation Committee as to the importance each measure has to stockholder value.

(b)	OCF is calculated as operating income plus depreciation, amortization, accretion and impairment less purchases of property and equipment (all determined in accordance with U.S. GAAP).

2009 Long-Term Incentive Plan (LTIP)

On January 6, 2009 the Compensation Committee approved and the Board ratified the 2009 LTIP. The 2009 LTIP provides eligible employees in our wireless business (including the NEOs) the opportunity to earn long-term incentive compensation based on our attainment of certain financial goals determined by the Compensation Committee and set forth in the 2009 LTIP during the period from January 1, 2009 and December 31, 2012 (the “performance period”). The 2009 LTIP vested on December 31, 2012 when the pre-established performance goals were achieved for the wireless business. The purpose of the 2009 LTIP was to promote the success of our wireless business, advance the interests of the Company, attract and retain the best available personnel for positions of substantial responsibility, and provide additional incentives to selected key employees for outstanding performance.

The Compensation Committee, in its sole discretion, determined the target awards that may be earned by each 2009 LTIP participant based on a multiple of the 2009 STIP target award for each participant (or, with respect to participants selected to participate in the 2009 LTIP after the commencement of a performance period, the STIP target award for the year in which the participant commenced participation in the 2009 LTIP). Under the terms of the 2009 LTIP, 50 percent of the target award was to be paid in cash and 50 percent of the target award was granted in 2009 (or, if later, the year in which the participant commenced participation in the 2009 LTIP) in the form of RSUs. Additionally, participants were entitled to dividend equivalent rights with respect to the RSU component of a target award to the extent that any cash dividends or cash distributions (regular or otherwise) were paid with respect to our common stock during the performance period. Payments under the 2009 LTIP were subject to the Company achieving operating expenses of not more than $125 million and a target of EBITDA of not less than $28.0 million for the wireless business for the 2012 calendar year (the “performance goals”), with the two objectives accorded equal weight in determining the amount of the final payments. For this purpose, the calculation of operating expenses included (i) service, rental and maintenance expenses, (ii) selling and marketing expenses, and (iii) general and administrative expenses, but did not include (iv) severance costs, (v) product costs or (vi) depreciation, amortization and accretion expenses. For the wireless business, total operating expenses as defined were $102.0 million and EBITDA was $64.5 million. Both pre-established performance goals were achieved.

The 2009 LTIP awards provided that the award would vest and be paid only if the applicable performance goals were achieved and would be forfeited if the goals were not achieved. The 2009 LTIP did not provide any opportunity to earn awards greater than the target level and recipients of awards were not eligible to receive any partial award payments if the performance targets were achieved at a level of less than 100 percent. Eligible participants were not entitled to receive any payments under the 2009 LTIP until the filing of our 2012 Form 10-K and would forfeit all rights if they were terminated with cause or voluntarily separated before the payment date. The 2009 LTIP provided that (i) any participant who is involuntarily terminated without cause during the first year of the performance period shall forfeit any right to receive an award and (ii) after one year from the effective date of the grant, a participant whose employment is involuntarily terminated without cause will earn a prorated portion of 100 percent of the target award for cash and equity awards based on the number of days the participant was continuously employed from January 1, 2009 through the termination date divided by the total number of days in the performance period, provided the performance targets have been met.

The number of RSUs awarded to a participant was based on the closing price of our common stock on December 31, 2008. Compensation Committee and the Board awarded a total of 329,416 RSUs to certain eligible employees (including the NEOs) and also approved that future cash distribution or cash dividend related to the existing RSUs will be set aside and paid in cash to each eligible employees only when and if the RSUs are converted into shares of common stock. Existing RSUs would be converted into shares of common stock on the earlier of: (i) a change in control of the Company (as defined in the 2004 Equity Plan); or (ii) on or after the third business day following the day that we file our 2012 Annual Report on Form 10-K with the SEC.

The Company filed its 2012 Form 10-K on April 15, 2013 and on April 19, 2013 the Company converted the RSUs into shares of common stock for the eligible participants and paid the related cash dividends and interest earned on the RSUs to the eligible participants on April 26, 2013. On April 26, 2013, the Company also paid the cash portion of the 2009 LTIP awards to participants.

The table below details components of the 2009 LTIP for the NEOs in the wireless business:

NEO	Job Title	% of 2009 STIP Target	Total LTIP Award ($)(a)	Non-Equity Component (Cash Based) ($)	Equity Component ($)	Number of RSUs (#)(b)	Fair Value at Grant Date ($)(c)
Vincent D. Kelly	CEO	150%	1,800,000	900,000	900,000	77,787	934,222
Shawn E. Endsley	CFO	300%	377,402	188,708	188,694	15,201	194,081
James H. Boso	President of Wireless	300%	620,156	310,078	310,078	26,800	321,868
Bonnie Culp	EVP, HR & Administration	300%	455,816	227,908	227,908	19,698	236,573
Thomas G. Saine	CIO	300%	618,750	309,375	309,375	26,739	321,135

(a)

The 2009 LTIP award (consisted of 50 percent paid in cash and 50 percent settled in RSUs) was amortized ratably over 48 months as compensation expense. The award vested on December 31, 2012 when the pre-established performance goals were achieved for the wireless business. On October 11, 2010 and effective for September 30, 2010, the Compensation Committee and the Board granted an additional award to Mr. Endsley totaling $93,618 ($46,816 to be paid in cash and $46,802 to be settled in RSUs) which was amortized ratably over the remaining 27 months as compensation expense.

(b)

The number of RSUs initially awarded to Mr. Endsley was based on our closing stock price on December 31, 2008 of $11.57. On October 11, 2010 and effective for September 30, 2010, the Compensation Committee and the Board granted an additional award of 2,938 RSUs to Mr. Endsely. The number of RSUs awarded was based on our closing stock price on October 11, 2010 of $15.93. The RSUs under the 2009 LTIP vested on December 31, 2012 and were converted to shares of the Company’s common stock on April 19, 2013, after the filing of the 2012 Form 10-K. The NEOs sold 61,806 shares of common stock to the Company in payment of required tax withholdings based on the Company’s closing stock price on April 16, 2013. The shares of common stock purchased by the Company were retired and will not be reissued.

(c)

The fair value of the RSUs was calculated at $12.01 per share, our closing stock price on the date of grant on January 15, 2009. The fair value of the additional RSUs granted to Mr. Endsley was calculated at $15.93 per share, our closing stock price on the date of grant on October 11, 2010.

Summary Compensation Table For 2012

The Summary Compensation Table includes values for contingent compensation, such as unvested equity awards. The NEOs may never realize the value of certain items included under the column headed “Total” (as is the case in recent years), or the amounts realized may differ materially from the amounts listed in the Summary Compensation Table and related footnotes.

				Stock or RSU Awards	Non-Equity Incentive Plan Compensation
NEO	Job Title	Year	Salary ($)(a)	LTIP Awards ($)	STIP Award ($)(b)	STIP Awards ($)(c)	LTIP Awards ($)(d)	All Other Compensation ($)(e)	Total Compensation ($)
		2012	600,000	-	538,790	538,800	900,000	29,521	2,607,111
		2011	600,000	-	723,598	723,602	-	23,062	2,070,262
Vincent D. Kelly	CEO	2010	600,000	-	721,791	721,809	-	23,127	2,066,727
		2012	210,577			143,257	188,708	5,660	548,202
		2011	200,000	-	-	180,900	-	4,539	385,439
Shawn E. Endsley	CFO	2010	191,559	46,802	-	130,781	-	4,262	373,404
		2012	275,625	-	-	185,634	310,078	13,568	784,905
	President of	2011	275,625	-	-	249,303	-	11,397	536,325
James H. Boso	Wireless	2010	275,625	-	-	248,683	-	11,397	535,705
		2012	202,585	-	-	136,441	227,908	5,779	572,713
	EVP, HR &	2011	202,585	-	-	183,238	-	4,779	390,602
Bonnie Culp	Administration	2010	202,585	-	-	182,783	-	4,900	390,268
		2012	275,000	-	-	185,213	309,375	6,420	776,008
		2011	275,000	-	-	248,738	-	4,808	528,546
Thomas G. Saine	CIO	2010	275,000	-	-	248,119	-	4,900	528,019

(a)

Amounts shown represent base salaries earned for the applicable year. On September 30, 2012, Mr. Endsley received a 25 percent increase in his annual salary and his salary was prorated in the table above.

(b)

Amounts shown represent the portion of Mr. Kelly’s annual STIP award paid in shares of the Company’s common stock. Pursuant to his employment agreement, 50 percent of Mr. Kelly’s annual STIP award is settled in shares of the Company’s common stock. On April 19, 2013, Mr. Kelly received 41,702 shares of common stock related to the 2012 STIP based on the Company’s closing stock price on April 16, 2013 of $12.92 per share.

(c)

Amounts shown represent the compensation expense for the portion of the annual STIP awards paid in cash. For 2012 all STIP payments for our NEOs were paid in cash, except that pursuant to his employment agreement, Mr. Kelly received 50 percent of his annual STIP award in shares of the Company’s common stock, as described in note (b) above. In 2012, Mr. Endsley received a prorated amount of the 2012 STIP targeted increase based on his salary increase in 2012.

(d)

Amounts shown represent the compensation expense for the 2009 LTIP cash awards, which vested on December 31, 2012 when the pre-established performance goals were achieved for the wireless business. See “2009 LTIP” for additional information.

(e)	Additional information is provided in the “All Other Compensation” table below. All perquisite amounts shown in the table were for car allowances.

The following table summarizes all other compensation for the NEOs for the years ended December 31, 2012, 2011 and 2010:

All Other Compensation Table For 2012

NEO	Job Title	Year	Perquisites ($)(a)	Insurance Premiums ($)	Company Contribution to Defined Contribution Plans ($)	Total ($)
		2012	23,101	170	6,250	29,521
		2011	18,162	-	4,900	23,062
Vincent D. Kelly(a)	CEO	2010	18,227	-	4,900	23,127
		2012	-	170	5,490	5,660
		2011	-	-	4,539	4,539
Shawn E. Endsley	CFO	2010	-	-	4,262	4,262
		2012	6,497	821	6,250	13,568
		2011	6,497	-	4,900	11,397
James H. Boso	President of Wireless	2010	6,497	-	4,900	11,397
		2012	-	513	5,266	5,779
	EVP, HR &	2011	-	-	4,779	4,779
Bonnie Culp	Administration	2010	-	-	4,900	4,900
		2012	-	170	6,250	6,420
		2011	-	-	4,808	4,808
Thomas G. Saine	CIO	2010	-	-	4,900	4,900

(a)	All perquisite amounts shown in the table were for car allowances.

Grants of Plan-Based Awards

The following table sets forth the estimated possible non-equity (cash based) that were awarded to the NEOs in 2012. No stock options or equity awards were granted in 2012 to the NEOs.

Grants of Plan-Based Awards For 2012

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)
NEO	Job Title	Award	Threshold ($)	Target ($)	Maximum ($)
Vincent D. Kelly	CEO	2012 STIP	882,000	1,200,000	1,518,000
Shawn E. Endsley	CFO	2012 STIP	117,254	159,529	201,804
James H. Boso	President of Wireless	2012 STIP	151,938	206,719	261,500
Bonnie Culp	EVP, HR & Administration	2012 STIP	111,675	151,939	192,203
Thomas G. Saine	CIO	2012 STIP	151,594	206,250	260,906

(a)

Amounts represented the cash awards under the 2012 STIP for the NEOs. The actual payments were 89.8 percent of each NEO’s eligible 2012 STIP target award. Pursuant to his employment agreement, Mr. Kelly received 50 percent of his 2012 STIP award in the Company’s common stock. On April 19, 2013, Mr. Kelly received 41,702 shares of common stock based on the Company’s closing stock price on April 16, 2013 of $12.92 per share.

Outstanding Equity Awards

No stock options or unvested RSUs were outstanding at December 31, 2012 for the NEOs.

Vested Restricted Stock

At December 31, 2012, the RSUs vested under the 2009 LTIP and the dollar value realized upon vesting of such shares are shown in the following table for the NEOs:

NEO	Job Title	Equity Incentive Plan Awards: Number of Vested RSUs (#)(a)	Equity Incentive Plan Awards: Market or Payout Value of Vested RSUs ($)(b)
Vincent D. Kelly	CEO	77,787	908,552

Shawn E. Endsley	CFO	15,201	177,548
James H. Boso	President of Wireless	26,800	313,024
Bonnie Culp	EVP, HR & Administration	19,698	230,073

Thomas G. Saine	CIO	26,739	312,312

(a)

The RSUs awarded under the 2009 LTIP vested on December 31, 2012 when the pre-established performance goals were achieved and were converted to shares of the Company’s common stock on April 19, 2013, after the filing of the 2012 Form 10-K. The NEOs sold 61,806 shares of common stock to the Company in payment of required tax withholdings based on the Company’s closing stock price on April 16, 2013. The shares of common stock purchased by the Company were retired and will not be reissued.

(b)	Market or payout values of the vested RSUs were based on our closing stock price at December 31, 2012 of $11.68. The RSUs were converted into shares of common stock on April 19, 2013.

Tax Deductibility of Compensation

The Code limits the Company’s Federal income tax deduction for certain executive compensation in excess of $1 million paid to the CEO and the four other most highly compensated executives. The $1 million deduction limit does not apply, however, to “performance-based compensation” as that term is defined in the Code and the applicable regulations. The Compensation Committee recognizes the possibility that if the amount of the base salary and other compensation of an NEO exceeds $1 million, it may not be fully deductible for Federal income tax purposes. Our 2012 Equity Plan contains features that will allow us to make awards of performance based compensation that will be deductible without regard to the Code’s $1 million deductibility cap. In future years, we may seek to structure STIP and LTIP awards for our CEO and other executive officers as “qualified performance based compensation” under the Code. However, Compensation Committee may determine at any time to provide for the payment of amounts that will not be fully deductible by us.

Termination and Change in Control Arrangements

We believe that providing severance to each of our executives (including NEOs) is an important retention tool and provides security to the executives with respect to their terms of employment. Our policies on severance are intended to provide fair and equitable compensation in the event of severance of employment. We did not pay or accrue any payments relating to termination for the NEOs for the year ended December 31, 2012.

Employment Agreement and Termination Arrangements – CEO

Mr. Kelly entered into an employment agreement with our Company on November 16, 2004, as amended on October 30, 2008 and with a further amendment on March 16, 2011. The initial term of the agreement ended on November 15, 2007, but was automatically renewed for an additional one-year period, in accordance with the terms of the agreement. In October 2008, the Compensation Committee renegotiated the CEO’s employment agreement and authorized the reimbursement of the CEO’s legal expenses in this regard. Following the renegotiation, the CEO’s employment agreement was amended and restated on October 30, 2008 to commence on November 16, 2008 and end on December 31, 2012, without a provision for automatic renewal.

On March 16, 2011, the Compensation Committee further amended the employment agreement between our Company and Mr. Kelly. The changes to Mr. Kelly’s previously disclosed employment agreement, dated October 30, 2008, were: (i) an extension of the term of the agreement from December 31, 2012 to December 31, 2014; (ii) an expansion of the two-year, post termination non-compete provision to cover mission critical communications software in connection with our acquisition of Amcom.; and (iii) deletion of a provision that provided a gross-up payment should an excise tax apply to a severance award upon termination following a change in control of the Company. There were no changes to the base salary and annual bonus terms.

Under the amended and restated employment agreement, Mr. Kelly receives a stated annual base salary of $600,000 and is eligible to participate in all of our benefit plans, including fringe benefits available to our senior executives, as such plans or programs are in effect from time to time, and use of an automobile. The Board shall review Mr. Kelly’s base salary annually and may increase, but not decrease, the amounts of his base salary. In addition to base salary, Mr. Kelly is eligible for an annual STIP compensation target equal to 200 percent of base salary based on achievement of certain performance targets set by the Board or a committee thereof; provided that Mr. Kelly is employed by the Company on December 31 of the applicable calendar year and he has not voluntarily terminated his employment in the Company prior to the date such annual STIP is payable. Provided that the Company’s stock is publicly traded on a national securities exchange, the annual STIP compensation from 2011 through 2014 shall be payable one-half in cash and one-half in common stock of the Company, unless the Compensation Committee and Mr. Kelly mutually agree otherwise.

Under the amended and restated employment agreement, we are no longer obligated to pay to Mr. Kelly a gross-up payment for any payment received or to be received by Mr. Kelly in connection with his termination of employment or contingent upon a change in control of the Company that is subject to any excise tax.

The amended and restated employment agreement contains a covenant restricting Mr. Kelly from soliciting and hiring employees of the Company and its subsidiaries (both wireless and software businesses) and from competing against the Company and its subsidiaries (both wireless and software businesses) during Mr. Kelly’s employment and for a period of two years after the date of termination (as defined in the employment agreement) for any reason.

Under the amended and restated employment, we may terminate such agreement with 30 days written notice at any time if Mr. Kelly is disabled (as defined in the employment agreement) for a period of six months or more; at any time with “cause” (as defined in the employment agreement); and at any time without cause upon notice from the Company. Mr. Kelly may terminate such agreement with our Company at any time upon 60 days written notice to the Company. Furthermore, the employment agreement may be terminated by mutual agreement of the parties and shall automatically terminate upon Mr. Kelly’s death.

Disability.    The employment agreement provides that in the event of disability until the termination date, following the use of all accrued sick and personal days, we shall pay Mr. Kelly:

(1)	A disability benefit equal to 50 percent of the base salary during the disability period;

(2)	All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due;

(3)

An amount equal to the product of (i) the number of years (and/or fraction thereof) remaining in the term of the employment agreement as of the date of termination, times (ii) the full base salary then in effect payable within 45 days after the date of termination; and

(4)

An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of termination, times (ii) the annual STIP target amount payable within 45 days after the date of termination.

Any payments made to Mr. Kelly during the disability period shall be reduced by any amounts paid or payable to him under our disability benefit plans.

Death.    The employment agreement provides that upon death, Mr. Kelly’s estate will be entitled to:

(1)	Base salary through the date of death;

(2)	All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due;

(3)

An amount equal to the product of (i) the number of years (and/or fraction thereof) remaining in the term of the employment agreement as of the date of death, times (ii) the full base salary then in effect payable within 45 days after the date of death; and

(4)

An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of death, times (ii) the annual STIP target amount payable within 45 days after the date of termination.

Termination without Cause or For Good Reason.    The employment agreement provides that upon a termination of employment, either by the Company without cause or by Mr. Kelly for good reason, he will be entitled to:

(1)	Base salary through the date of termination payable within 10 business days;

(2)	All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due;

(3)

An amount equal to the product of (i) the greater of (x) two years or (y) the number of years (and/or fraction thereof) remaining in the term of the employment agreement as of the date of termination, times (ii) the full base salary then in effect payable within 45 days after the date of termination;

(4)	An amount equal to the annual STIP target for the calendar year in which the termination occurs, payable within 45 days after the date of termination;

(5)

An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of termination, times (ii) the annual STIP target amount payable within 45 days after the date of termination;

(6)

Reimbursement of the cost of continued group health plan benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for 18 months, to the extent elected by the CEO and to the extent the CEO is eligible and subject to the terms of the plan and the law;

(7)

Reimbursement for expenses reasonably incurred by Mr. Kelly in securing outplacement services through a professional person or entity of his choice, subject to the approval of the Company, at a level commensurate with Mr. Kelly’s position, for up to one year commencing on or before the one-year anniversary of the date of termination at his election, not to exceed $35,000; and

(8)	Full vesting of any unvested equity awards.

Assuming that the termination occurred on December 31, 2012 and our closing stock price at December 31, 2012 was $11.68, the targeted payments to the CEO are set forth in the following table:

Vincent D. Kelly CEO	Disability ($)(a)	Death ($)	Termination without Cause or For Good Reason ($)(b)
Other Income (c)	175,000	-	-
Salary Benefit (d)	1,200,000	1,200,000	1,200,000
Life Insurance (e)	N/A	250,000	N/A
Accrued Vacation Pay (f)	362,935	345,272	345,272
Health Benefits (g)	-	-	32,956
2012 STIP - Non Equity (Cash Based) and Equity (h)	1,077,600	1,077,600	3,232,800
2009 LTIP - Non-Equity (Cash Based) (i)	900,000	900,000	900,000
2009 LTIP - Equity (j)	908,552	908,552	908,552
All Other Compensation (k)	447,275	447,275	482,275

Total	5,071,362	5,128,699	7,101,855

(a)	For purposes of the Disability benefits, Mr. Kelly was assumed to be disabled on June 1, 2012, with a termination date of December 31, 2012.

(b)

Under the amended and restated employment agreement dated March 16, 2011, we are no longer obligated to pay to Mr. Kelly a gross-up payment for any payment received or to be received by Mr. Kelly in connection with his termination of employment or contingent upon a change in control of the Company that is subject to any excise tax.

(c)

This amount assumed Mr. Kelly has been paid his pro rata base salary from January 1, 2012 through December 31, 2012 under the “Death” and “Termination without Cause or For Good Reason” scenarios. The payment to Mr. Kelly under “Disability” scenario included Mr. Kelly’s accrued sick and personal days as of May 31, 2012.

(d)	These amounts represented the relevant payments of base salary through the contract date (December 31, 2014) pursuant to Mr. Kelly’s employment agreement.

(e)	This represented a standard benefit available to all employees.

(f)

This payment was based on accrued vacation hours at May 31, 2012 under the “Disability” scenario and at December 31, 2012 under the “Death” and “Termination without Cause or For Good Reason” scenarios. This is pursuant to Mr. Kelly’s employment agreement and the vacation policy for NEOs.

(g)

This was the cost of continuation of health benefits provided to Mr. Kelly. At his expense, Mr. Kelly or his beneficiary is entitled to continuation of health coverage pursuant to COBRA under the “Disability” or “Death” scenario. The amount reflected in the table under “Termination without Cause or For Good Reason” scenario represented cost of continuation of health benefits provided to Mr. Kelly for 18 months.

(h)	The Company performance for 2012 resulted in an STIP payout of 89.8 percent for all eligible participants.

(i)

Pursuant to the terms under the 2009 LTIP, Mr. Kelly was entitled to a prorated cash award under the 2009 LTIP as of December 31, 2012 under the “Disability” and “Death” scenarios. Under the “Termination without Cause or For Good Reason” scenario, Mr. Kelly was entitled to 100 percent of the target cash award under the 2009 LTIP. The 2009 LTIP vested on December 31, 2012, as such, the payout is the same under all scenarios.

(j)

Pursuant to the terms under the 2009 LTIP, Mr. Kelly was entitled to a prorated portion of his target equity award under the “Disability” and “Death” scenarios. Under the “Termination without Cause or For Good

Reason” scenario, Mr. Kelly was entitled to 100 percent of the target equity award under the 2009 LTIP. Since the 2009 LTIP vested on December 31, 2012, the amount for all scenarios was calculated based on 77,787 RSUs awarded multiplied by our closing stock price at December 31, 2012 of $11.68.

(k)

Amounts reflected under the “Disability” and “Death” scenarios consisted of the cumulative cash distributions accrued through December 31, 2012 (excluding interest earned) for the RSUs awarded to Mr. Kelly under the 2009 LTIP. The amount reflected under “Termination without Cause or For Good Reason” scenario consisted of the maximum reimbursement for outplacement services of $35,000 and the cumulative cash distributions accrued through December 31, 2012 (excluding interest earned) for the RSUs awarded to Mr. Kelly under the 2009 LTIP.

Termination Arrangements – NEOs excluding CEO

The Company employed Mr. Endsley pursuant to an offer letter dated May 17, 2004 in the role of Corporate Controller. On September 30, 2010, Mr. Endsley was promoted to CFO. The offer letter contained a provision restricting Mr. Endsley from competing against our Company during the severance period. Mr. Endsley is employed at will with no separate arrangement other than the severance benefits outlined in the Company’s Severance Agreements.

Mr. Boso, Ms. Culp and Mr. Saine are employed at will with no separate arrangement other than the severance benefits outlined in the Company’s Severance Agreements.

Effective November 17, 2004, amended on March 14, 2011 and further amended on December 31, 2012, the Company maintains specific Severance Agreements for certain executives (including the NEOs excluding the CEO) for the purpose of providing severance payments and benefits upon a termination of the executive’s employment without “cause” or, following the occurrence of a change in control, a termination of the executive’s employment without cause or a resignation of the executive’s employment for “good reason” as defined in the Severance Agreements.

Termination without Cause.    Under the terms of the Severance Agreements, the executives (excluding the CEO) would be entitled to the following severance benefits upon a termination without cause occurring prior to a change in control, subject to their executing a release of claims.

(1)

Continued payment of base salary for a minimum of twenty-six (26) weeks, plus an additional two weeks for each year of service, up to a combined maximum of fifty-two (52) weeks (the “Severance Period”);

(2)

Continued group health plan benefits in accordance with COBRA. Under the Severance Agreements, COBRA coverage will be provided to NEOs at the discounted employee rate for a maximum period of twenty-six (26) weeks; and at the end of such period, the NEOs are able to continue their COBRA coverage but they will be fully responsible for the entire COBRA premium amount; and

(3)	Prorated portion of the target award under the annual STIP for the calendar year in which the termination occurred based upon the length of employment in that calendar year.

The benefits mentioned above are subject to certain post-employment restrictions (principally execution of a release of claims and satisfaction of non-compete obligations) and other terms and conditions set forth in the Severance Agreements. All severance payments are subject to the applicable Federal, state and local taxes. In the event of death prior to the completion of all payments, the remaining payments shall be made to the executive’s beneficiary.

In accordance with the terms of the 2009 LTIP, if the participants (including NEOs but not the CEO) are terminated without cause, they are entitled to a prorated award beginning on January 1, 2010, one year after the effective date of the award (January 1, 2009), provided the performance targets have been met as follows:

•

Prorated portion of 100 percent of the target award for cash and equity awards, including dividend equivalent rights (if any) paid with accrued interest in cash with respect to the vested RSUs, based on the number of days the participant was continuously employed from January 1, 2009 through the termination date divided by the total number of days in the performance period. In the event of a participant’s death, the participant’s estate will be eligible to receive an amount not greater than 100 percent of the participant’s target award, based on the Compensation Committee’s determination of the Company’s achievement of the expense reduction and EBITDA goals for the wireless segment. Payment will be made in the year following the participant’s death. For termination without cause or due to disability, the payment will be made on or after the third business day following the day that the Company filed its 2012 Annual Report on Form 10-K with the SEC.

Assuming that the termination without cause occurred on December 31, 2012 and that our closing stock price at December 31, 2012 was $11.68, the targeted payments to the NEOs excluding the CEO are set forth in the following table:

NEO	Job Title	Salary ($)	Accrued Vacation Pay ($)(a)	Health Benefits ($)(b)	2012 STIP ($)(c)	LTIP - Non- Equity (Cash Based) ($)(d)	LTIP - Equity ($)(e)	All Other Compensation ($)(f)	Total ($)
Shawn E. Endsley	CFO	201,923	83,173	3,444	143,257	188,708	177,548	79,326	877,379
James H. Boso	President of Wireless	275,625	130,950	9,068	185,634	310,078	313,024	154,100	1,378,479
Bonnie Culp	EVP, HR & Administration	202,585	13,386	10,985	136,441	227,908	230,073	113,264	934,642
Thomas G. Saine	CIO	190,385	19,680	6,893	185,213	309,375	312,312	153,749	1,177,607

(a)	These payments were based on accrued vacation hours at December 31, 2012 pursuant to the vacation policy for the NEOs.

(b)	These amounts represented the cost of continuation of health benefits for twenty-six (26) weeks provided to the NEOs.

(c)	The Company’s performance for 2012 resulted in 89.8 percent STIP payment to the NEOs.

(d)	These amounts represented cash award accrued by the NEOs under the 2009 LTIP. The 2009 LTIP vested on December 31, 2012.

(e)

These amounts represented the market values at December 31, 2012 for the RSUs accrued by the NEOs as of December 31, 2012 under the 2009 LTIP based on our closing stock price at December 31, 2012 of $11.68. The 2009 LTIP vested on December 31, 2012.

(f)

These amounts represented cumulative cash distributions of $5.75 per share accrued by the NEOs from 2009 through 2012 for RSUs granted under the 2009 LTIP and cash distributions of $3.00 per share accrued on the additional RSUs awarded to the CFO in 2010. The amounts do not reflect interest earned on the cash distributions. The 2009 LTIP vested on December 31, 2012.

Change in Control Arrangements – NEOs (excluding the CEO)

Under the Severance Agreements, if a change in control with respect to the Company occurs, and following such change in control, the applicable NEO (other than the CEO) experiences a termination of employment by the Company without cause or resigned for “good reason” as defined in the Severance Agreements, then, in addition to the payment in respect of the 2009 LTIP as described above, the NEOs (other than the CEO) would be entitled to the following severance benefits upon a termination without cause occurring after a change in control, subject to their executing a release of claims:

(1)

A cash lump sum payment equal to a minimum of 1.5 times the executive’s base salary, plus an additional two weeks of base salary for each year of service up to a maximum of 2 times the executive’s base salary;

(2)

Accident and health insurance benefits substantially similar to those that the executive was receiving immediately prior to termination until the earlier to occur of 18 months following termination or such time as the executive is covered by comparable programs of a subsequent employer, reduced to the extent of any comparable benefits received from another source; and

(3)	An amount equal to 100 percent of the executive’s target award under the annual STIP for the calendar year in which the termination occurred based upon the length of employment in that calendar year.

In addition, in accordance with the terms of the 2009 LTIP, the participants (including NEOs but not the CEO), will be entitled to the following accelerated vesting schedule in the event of a change in control:

(1)

Fifty percent (50 percent) of the participant’s target award shall vest if a change in control occurs during either of the first two years of the performance period (defined as January 1, 2009 through December 31, 2012);

(2)	Seventy-five percent (75 percent) of the participant’s target award shall vest if a change in control occurs during the third year of the performance period; or

(3)	One hundred percent (100 percent) of the participant’s target award shall vest if a change in control occurs during the fourth year of the performance period.

Payment will be made on the earlier of: (1) a change in control of the Company (as defined in the 2004 Equity Plan); or (2) on or after the third business day following the day that the Company filed its 2012 Annual Report on Form 10-K with the SEC.

On May 5, 2011, the Compensation Committee further amended the Severance Agreements for certain executive officers to eliminate a provision that provided a gross-up payment in connection with termination of employment or contingent upon a change in control of the Company that is subject to any excise tax for the selected executives (to include the NEOs excluding the CEO).

Assuming a change in control resulting in a termination without cause occurred on December 31, 2012 and that our closing stock price at December 31, 2012 was $11.68, the targeted payments to the NEOs (excluding the CEO) are set forth in the following table. Amounts with respect to the 2009 LTIP would be paid or vested upon a change in control, regardless of whether a termination occurred:

NEO	Job Title	Salary ($)(a)	Accrued Vacation Pay ($)(b)	Health Benefits ($)(c)	2012 STIP ($)(d)	LTIP - Non- Equity (Cash Based) ($)(e)	LTIP - Equity ($)(f)	All Other Compensation ($)(g)	Total ($)
Shawn E. Endsley	CFO	395,673	83,173	10,333	143,257	188,708	177,548	79,326	1,078,017
James H. Boso	President of Wireless	551,250	130,950	27,203	185,634	310,078	313,024	154,100	1,672,239
Bonnie Culp	EVP, HR & Administration	405,170	13,386	32,956	136,441	227,908	230,073	113,264	1,159,198
Thomas G. Saine	CIO	465,385	19,680	20,680	185,213	309,375	312,312	153,749	1,466,394

(a)	These amounts assumed the NEOs have been paid their pro rata base salaries from January 1, 2012 through December 31, 2012.

(b)	These payments were based on accrued vacation hours at December 31, 2012 pursuant to the vacation policy for the NEOs.

(c)	These amounts represented the cost of continuation of health benefits provided to the NEOs for 18 months.

(d)	These amounts represented the actual 2012 STIP award earned by the NEOs for 2012.

(e)	These amounts represented the target cash award under the 2009 LTIP earned by the NEOs for 2012. The 2009 LTIP vested on December 31, 2012.

(f)

These amounts represented the market values at December 31, 2012 for the RSUs earned under the 2009 LTIP as of December 31, 2012 and based on our closing stock price on December 31, 2012 of $11.68. The 2009 LTIP vested on December 31, 2012.

(g)

These amounts represented cumulative cash distributions of $5.75 per share accrued for NEOs from 2009 through 2012 for RSUs granted under the 2009 LTIP and cash distributions of $3.00 per share accrued on the additional RSUs awarded to the CFO in 2010. The amounts do not reflect interest earned on the cumulative cash distributions. The 2009 LTIP vested on December 31, 2012.

We did not pay or accrue any payments relating to termination and change in control for the NEOs for the year ended December 31, 2012.

The LTIP contains a forfeiture policy for termination with cause. Under these provisions, executives (including NEOs) who are terminated upon failure to substantially perform duties, failure to carry out any lawful and reasonable directive, conviction or plea of nolo contendere to a felony or crime of moral turpitude, material breach of their obligations as an employee or commission of an act of fraud, embezzlement, misappropriation or otherwise acting in a manner detrimental to the Company’s interests as determined by the Board, will forfeit any outstanding awards as of the date of termination. These provisions serve to help ensure that executives act in the best interest of the Company and its stockholders.

Compensation Recovery Policy

We maintain a clawback provision regarding severance benefits. Under the clawback provision, executives (including NEOs) who violate non-competition, non-solicitation or confidentiality agreements forfeit all severance amounts paid or to be paid by the Company. Further, it is our policy to seek the reimbursement of severance benefits paid to executives (including NEOs) who violate non-competition, non-solicitation or confidentiality agreements, or otherwise breach the Separation Agreements and Release between themselves and the Company.

The Company’s Restricted Stock Agreement under the Equity Plans includes a “Spendthrift Clause” to protect unvested restricted stock against any interest or transfer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Company’s CD&A for the year ended December 31, 2012 with management. Based on the review and discussion, the Compensation Committee recommended to the Board that the Company’s CD&A be included in its Proxy Statement for the year ended December 31, 2012, for filing with the SEC.

Compensation Committee: Brian O’Reilly Samme L. Thompson Royce Yudkoff

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2012:

•	Mr. O’Reilly served as Chair of the Compensation Committee and Messrs. Thompson and Yudkoff served as members of the Compensation Committee throughout 2012;

•	None of the members of the Compensation Committee were officers (or former officers) or employees of the Company or any of its subsidiaries;

•

None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeded $120,000 except for Mr. Thompson whose relationships with ATC (since the merger with SpectraSite, Inc.), a landlord of transmission tower sites used by the Company, is described under “The Board of Directors and Committees,” and amounts paid by the Company to ATC (since the merger with SpectraSite, Inc.) are listed under “Certain Relationships and Related Transactions”;

•

None of the Company’s executive officers served on the Compensation Committee (or another Board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	None of the Company’s executive officers were directors of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•

None of the Company’s executive officers served on the Compensation Committee (or another Board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides summary information regarding beneficial ownership of our common stock as of April 23, 2013 for:

•	Each person or group who beneficially owns more than 5 percent of our common stock on a fully diluted basis including restricted stock granted;

•	each of the NEOs;

•	each of the directors and nominees to become a director; and

•	all of the directors and executive officers (including the NEOs) as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. The information on beneficial ownership in the table is based upon the Company’s records and the most recent Form 3, Form 4, Schedule 13D or Schedule 13G filed by each such person or entity through April 23, 2013. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted, the address for each director and executive officer (including NEOs) is c/o USA Mobility, Inc., 6850 Versar Center, Suite 420, Springfield, Virginia 22151-4148.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Vincent D. Kelly, CEO(a)	153,229	*
Shawn E. Endsley, CFO(b)	15,805	*
Gary Ash(b)	6,507	*
James H. Boso, President of Wireless(b)	23,595	*
Bonnie Culp, EVP HR & Administration(b)	13,355	*
Thomas G. Saine, CIO(c)	20,061	*
Royce Yudkoff, Director(d)	21,573	*
Nicholas A. Gallopo, Director(e)	27,341	*
Brian O’Reilly, Director(d)	10,431	*
Christopher D. Heim, Director(f)	12,452	*
Matthew Oristano, Director(d)	14,669	*
Samme L. Thompson, Director(d)	20,554	*
All directors and executive officers as a group (12 persons)	339,572	1.6%
The Vanguard Group, Inc.(g)	1,680,972	7.8%
BlackRock Inc.(h)	2,682,892	12.4%
Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation(i)	1,470,800	6.8%
Braeside Investments, LLC, Steven McIntyre and Todd Stein(j)	1,922,975	8.9%
LSV Asset Management(k)	1,205,554	5.6%

*	Denotes less than 1%.

(a)

The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 22, 2013. Vincent D. Kelly, Trustee of the Vincent DePaul Kelly Third Amended and Restated Revocable Trust has sole voting and sole dispositive power with respect all shares reported herein.

(b)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 22, 2013.

(c)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 23, 2013.

(d)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 2, 2013. The shares reported herein include 3,230 shares of restricted stock.

(e)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 2, 2013. The shares reported herein include 4,037 shares of restricted stock.

(f)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 2, 2013. The shares reported herein include 2,452 shares of restricted stock.

(g)

The information regarding this stockholder is derived from an amended Schedule 13G filed by the stockholder with the SEC on February 11, 2013. The Vanguard Group, Inc. has sole voting power with respect to 35,859 shares and sole dispositive power with respect to 1,645,813 shares and shared dispositive power with respect to 35,159 shares. The Vanguard Group, Inc.’s address is as follows: 100 Vanguard Blvd, Malvern, PA 19355.

(h)

The information regarding this stockholder is derived from an amended Schedule 13G filed by the stockholder with the SEC on April 10, 2013. BlackRock Inc. has sole voting and sole dispositive power with respect to all shares reported herein. BlackRock Inc.’s address is as follows: 40 East 52nd Street, New York, NY 10022.

(i)	The information regarding this stockholder is derived from an amended Schedule 13G filed by the stockholder with the SEC on February 12, 2013. Renaissance Technologies LLC and Renaissance

Technologies Holdings Corporation have sole voting and sole dispositive power with respect all shares reported herein. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation’s address is as follows: 800 Third Avenue, New York, NY 10022.

(j)

The information regarding this stockholder is derived from an amended Schedule 13G filed by the stockholder with the SEC on February 4, 2013. Braeside Investments, LLC, Steven McIntyre and Todd Stein have shared voting and shared dispositive power with respect to all shares reported herein. Braeside Investments, LLC, Steven McIntyre and Todd Stein’s address is as follows: 5430 LBJ Freeway, Suite 1555 Dallas, TX 75240.

(k)

The information regarding this stockholder is derived from a Schedule 13G filed by the stockholder with the SEC on February 13, 2013. LSV Asset Management has sole voting and dispositive power with respect to all shares reported herein. LSV Asset Management’s address is as follows: 155 N. Wacker Drive Suite 4600 Chicago, IL 60606.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of a registered class of our stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of such reports furnished to the Company, we believe that, for the year ended December 31, 2012, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10 percent beneficial owners were timely met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Since November 16, 2004, a member of the Board, Mr. Samme L. Thompson also serves as a director for an entity that leases transmission tower sites to our Company. For the years ended December 31, 2012, 2011 and 2010, we paid that entity $4.3 million, $7.8 million and $11.0 million, respectively, in site rent expenses for our wireless business that were included in service, rental and maintenance expenses.

Mr. Thompson was a member of the Board of SpectraSite, Inc. from June 2004 to August 2005. Since August 2005, he has been a member of the Board of ATC (which merged with SpectraSite, Inc.), a landlord of tower transmission sites used by the Company. Due to his relationships with SpectraSite, Inc. and ATC, Mr. Thompson has recused himself from any decision by the Board on matters relating to SpectraSite, Inc., and has and will continue to recuse himself from any decision by the Board on matters relating to ATC (since the merger with SpectraSite, Inc.).

Beginning in April 2012, a relative of our CEO is employed as COO at Teleperformance USA, Inc. (“TPUSA”), a third party provider of customer service support for our wireless business. We paid TPUSA $2.6 million, $3.2 million and $3.7 million for the years ended December 31, 2012, 2011 and 2010, respectively, in outside service expenses for wireless business that were included in general and administrative expenses. Our payments to TPUSA represent less than 1% of the consolidated revenue for TPUSA for the three years ended December 31, 2012. We have used the services of TPUSA since March 10, 2003, prior to the employment of the CEO’s relative. Due to his relative’s relationship with TPUSA, Mr. Kelly will recuse himself from any decision by the Board on matters relating to TPUSA.

Review, Approval or Ratification of Transactions with Related Persons

Related party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and/or executive officers and members of their families. While we do not maintain a written policy with respect to the identification, review, approval or ratification of transactions with related persons, our Code of Business Conduct and Ethics prohibits conflicts of interest between an employee and the Company and requires an employee to report any such potential conflict to the EVP, HR & Administration, who will review the matter with the Audit Committee. In addition, each director is expected to identify to the Secretary, by means of an annual director questionnaire, any transactions between the Company and any person or entity with which the director may have a relationship that is engaged or about to be engaged in a transaction with the Company. The Board reviews with the Secretary and management any such transaction with the affected director excused from such review. There were no transactions involving the Company and related persons during 2012, other than the tower leasing contract with ATC and the services provided by TPUSA identified above.

CODE OF BUSINESS CONDUCT AND ETHICS

USA Mobility has adopted a Code of Business Conduct and Ethics that applies to all of our employees including the CEO, CFO and Controller/Chief Accounting Officer and all of the directors. This Code of Business Conduct and Ethics may be found on our website at http://www.usamobility.com/about_us/investor_relations/. During the period covered by this report, we did not request a waiver of our Code of Business Conduct and Ethics and did not grant any such waivers. USA Mobility intends to post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors, executive officers or principal financial officers) on its website.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in our Proxy Statement for the Annual Meeting of Stockholders in the year 2014 must be received by Sharon Woods Keisling, Secretary and Treasurer, USA Mobility, Inc., 6850 Versar Drive, Suite 420, Springfield, Virginia 22151-4148, no later than December 30, 2013.

The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Secretary thereof in writing during the period 60 to 90 days before the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is more than 20 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 60 to 90 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company). Pursuant to the requirements of the Company’s Bylaws, stockholders must notify the Secretary in writing at a time that is not before April 24, 2014 and not after May 24, 2014. These stockholder notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

Stockholders are urged to submit the proxy or voting instructions by telephone or over the Internet.

We have filed our 2012 Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Annual Report which includes the 2012 Form 10-K by writing to USA Mobility, Inc., Attn: Investor Relations, 6850 Versar Center, Suite 420 Springfield, Virginia 22151-4148. Stockholders may also obtain a copy of the 2012 Form 10-K by accessing our website at www.usamobility.com.

By Order of the Board of Directors,

Sharon Woods Keisling
Secretary and Treasurer

April 29, 2013

Springfield, Virginia

USA MOBILITY

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on July 23, 2013.

Vote by Internet

Go to www.envisionreports.com/usmo

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals -The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

01 - N. Blair Butterfield

02 - Nicholas A. Gallopo

03 - Vincent D. Kelly

04 - Brian O’Reilly

05 - Matthew Oristano

06 - Samme L. Thompson

07 - Royce Yudkoff

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Mark here to vote FOR all nominees

For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01 02 03 04 05 06 07

Mark here to WITHHOLD vote from all nominees

2. Ratification to appoint Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

For Against Abstain

3. Advisory vote to approve named executive officer compensation.

For Against Abstain

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

B Non-Voting Items

Change of Address - Please print new address below.

C Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) - Please print date below.

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Signature 2 - Please keep signature within the box.

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USA MOBILITY

Proxy - USA MOBILITY, INC.

FORM OF PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Shawn E. Endsley and Vincent D. Kelly (the “Proxy Committee”), and each of them singly, with full power of substitution to act as the lawful agent and proxy for the undersigned and to vote all shares of common stock of USA Mobility, Inc. that the undersigned is entitled to vote and holds of record on May 28, 2013 at the Annual Meeting of Stockholders of USA Mobility, Inc. to be held on Tuesday, July 23, 2013, at The Westin Alexandria, 400 Courthouse Square, Bell Room, Alexandria, VA, 22314 at 9:00 a.m., local time, and at any adjournments thereof, on all matters coming before the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The Proxy Committee cannot vote your shares unless you sign and return this card. You may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

This proxy when properly executed will be voted in the manner you have directed. If you do not specify any directions, this proxy will be voted FOR all the nominees listed in Proposal 1, FOR Proposal 2 and Proposal 3, and in accordance with the Proxy Committee’s discretion on such other matters that may properly come before the meeting to the extent permitted by law.

IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE YOUR CARD AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

(TO BE SIGNED ON REVERSE SIDE)

USA MOBILITY

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

01 - N. Blair Butterfield

02 - Nicholas A. Gallopo

03 - Vincent D. Kelly

04 - Brian O’Reilly

05 - Matthew Oristano

06 - Samme L. Thompson

07 - Royce Yudkoff

+

Mark here to vote FOR all nominees

For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01 02 03 04 05 06 07

Mark here to WITHHOLD vote from all nominees

2. Ratification to appoint Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

For Against Abstain

3. Advisory vote to approve named executive officer compensation.

For Against Abstain

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) - Please print date below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.

1 U P X

1 5 5 6 5 6 2

+

01NDDA

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

USA MOBILITY

Proxy - USA MOBILITY, INC.

FORM OF PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Shawn E. Endsley and Vincent D. Kelly (the “Proxy Committee”), and each of them singly, with full power of substitution to act as the lawful agent and proxy for the undersigned and to vote all shares of common stock of USA Mobility, Inc. that the undersigned is entitled to vote and holds of record on May 28, 2013 at the Annual Meeting of Stockholders of USA Mobility, Inc. to be held on Tuesday, July 23, 2013, at The Westin Alexandria, 400 Courthouse Square, Bell Room, Alexandria, VA, 22314 at 9:00 a.m., local time, and at any adjournments thereof, on all matters coming before the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The Proxy Committee cannot vote your shares unless you sign and return this card. You may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

This proxy when properly executed will be voted in the manner you have directed. If you do not specify any directions, this proxy will be voted FOR all the nominees listed in Proposal 1, FOR Proposal 2 and Proposal 3, and in accordance with the Proxy Committee’s discretion on such other matters that may properly come before the meeting to the extent permitted by law.

IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE YOUR CARD AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

(TO BE SIGNED ON REVERSE SIDE)